UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 5, 2009

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(Address of principal executive offices) (Zip Code)

 (919) 645-6400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  The Board of Directors of Capital Bank Corporation (the “Company”) has recently completed an assessment regarding its composition and size. The Board of Directors of the Company (the “Board”) retained a nationally-recognized independent consultant (the “Consultant”) to assist with the assessment. The Board conducted the assessment to determine ways in which the Board may be able to improve upon or optimize its performance. As a result of this assessment, the Board has determined that its performance may be optimized by, among other actions, reducing the number of directors, which is consistent with a trend identified by the Consultant of public companies having boards of directors with fewer members. The Board concluded that it is in the best interests of the Company to reduce the size of the Board from seventeen members to ten members.

To implement this reduction in size, on October 5, 2009, each of James A. Barnwell, Jr., Leopold I. Cohen, Oscar A. Keller, Jr., James G. McClure, Jr., James D. Moser, Jr., Richard H. Shirley and J. Rex Thomas delivered notice to O. A. Keller, III, Chairman of the Board, of his intention to resign from the Board and from the Board of Directors of Capital Bank, the Company’s banking subsidiary. Each resignation, with the exception of Mr. Keller’s, became effective immediately. At the Company’s request, Mr. Keller’s resignation will become effective December 17, 2009, which will provide time for Mr. Keller to assist with the transition of the Loan Committee of the Board of Directors of Capital Bank to a new committee chairman.

Following the reduction in size, the remaining directors of the Company are Charles F. Atkins, John F. Grimes, III, Robert L. Jones, O. A. Keller, III, Ernest A. Koury, Jr., George R. Perkins, III, Don W. Perry, Carl H. Ricker, Jr., Samuel J. Wornom, III and B. Grant Yarber. Nine of the remaining ten directors meet the definition of “independent director” as that term is defined in Nasdaq Listing Rules, and the Chairman of the Board remains unchanged.

The Company would like to acknowledge its appreciation and gratitude for the contributions of the resigning directors and their years of service and dedication to the Company.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2009	CAPITAL BANK CORPORATION

By: /s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer